EXHIBIT 99.1

NEWS RELEASE

For immediate release

Navient to sell Healthcare Services business to CorroHealth

as part of ongoing plan to simplify company

Company still in discussions about potential sale of Government Services businesses

HERNDON, Va., Aug. 13, 2024—Navient (Nasdaq: NAVI) announced today that it had reached an agreement to sell its Healthcare Services business to CorroHealth, a leading health technology company.

“This transaction is an important achievement in our initiative to explore strategic options for our Business Processing Solutions division and our strategic objectives to simplify our company, reduce our expense base, and enhance our flexibility,” said Dave Yowan, president and CEO of Navient. “CorroHealth is a great match for Xtend and its colleagues and clients.”

Doing business as Xtend Healthcare, Navient’s healthcare revenue cycle management organization is headquartered in Hendersonville, Tenn. CorroHealth will continue to operate Xtend from its Hendersonville offices. As part of the agreement, approximately 950 employees will join CorroHealth.

“We are very pleased to bring the Xtend team and technology to CorroHealth,” said CorroHealth CEO Pat Leonard. “This will allow us to offer an even more fully rounded suite of solutions to our customers, further strengthening their financial position, and empowering them to focus on providing high quality health care.”

“The Xtend team is excited to join a world-class health technology leader like CorroHealth,” said Mike Morris, CEO of Xtend Healthcare. “As part of the CorroHealth team, we will have a broader scope of capabilities and automation tools to offer our customers.”

The transaction is expected to close by the end of September, subject to certain conditions. Additional information can be found in the 8-K filed by Navient today. Navient was advised on the transaction by Houlihan Lokey and WilmerHale.

The purchase price for the Healthcare Services business is $365 million cash consideration, subject to customary adjustments. The amount of the net gain from the sale has not yet been determined, and the final financial statement impact of the sale will depend on, among other things, net sale proceeds and the book value at the time of closing. As of June 30, 2024, the book value of the Healthcare Services business was approximately $136 million, including $113 million of goodwill and acquired intangible assets.

Navient remains in active discussions about the potential sale of its Government Services businesses. The financial statement impact of the Government Services business process, and any resulting loss or gain, is uncertain at this time. The book value of the Government Services business as of June 30, 2024, was approximately $192 million, including $138 million of goodwill and acquired intangible assets.

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About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare, and government. Learn more at navient.com.

Contact:

Navient Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Navient Investors: Jen Earyes, 703-984-6801, jen.earyes@navient.com

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